Exhibit 99.4

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CON SOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and

Shareholders of LGP Allgon Holding AB

We have audited the accompanying consolidated balance sheets of LGP Allgon Holding AB and subsidiaries (the “Company”), formerly LGP Telecom Holding AB, as of December 31, 2002 and 2003, and the related consolidated statements of operations, recognized gains and losses, and cash flow for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in Sweden.

Accounting principles generally accepted in Sweden vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net profit (loss) for each of the three years in the period ended December 31, 2003 and the determination of shareholders’ equity and financial position at December 31, 2002 and 2003 to the extent summarized in Note 28.

/s/ DELOITTE	& TOUCHE AB

Malmö,	Sweden
February	19, 2004

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions of Swedish kronor (SEK), except share and per share amounts

			Years Ended December 31,
		Note	2001	2002	2003
Net sales		4	1,134.7	1,378.6	2,112.8
Cost of goods sold			(922.2)	(1,116.1)	(1,671.4)

Gross profit			212.5	262.5	441.4
Selling expenses			(91.2)	(95.3)	(165.6)
Administrative expenses			(62.9)	(61.7)	(83.8)
Research and development expenses			(87.2)	(77.2)	(169.5)
Items affecting comparability		5	—	—	(136.8)
Other operating income		6	1.6	0.8	2.4

Operating income (loss)		7,8,9,10	(27.2)	29.1	(111.9)
Interest income and similar items		11	2.9	6.5	32.0
Interest expense and similar items		11	(23.2)	(19.6)	(48.5)

Total financial items			(20.3)	(13.1)	(16.5)
Profit (loss) after financial items			(47.5)	16.0	(128.4)
Income taxes		12	11.2	(11.6)	12.9
Minority interest			—	—	(2.4)

Net profit (loss)			(36.3)	4.4	(117.9)

Net profit (loss) per share (SEK)	Basic and diluted		(1.31)	0.15	(2.58)
Weighted-average number of shares outstanding (thousands)	Basic and diluted		27,791	30,250	45,668

CONSOLIDATED STATEMENTS OF RECOGNIZED GAINS AND LOSSES

	Years Ended December 31,
	2001	2002	2003
Currency translation adjustments	6.2	(6.9)	(21.6)

Net gains (losses) not recognized in the statement of operations	6.2	(6.9)	(21.6)
Net profit (loss)	(36.3)	4.4	(117.9)

Total recognized losses	(30.1)	(2.5)	(139.5)

The accompanying notes are an integral part of these consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONSOLIDATED BALANCE SHEETS

Amounts in millions of Swedish kronor (SEK)

		December 31,
	Note	2002	2003
ASSETS

FIXED ASSETS
Intangible fixed assets	13
Development costs		7.2	35.3
Goodwill		335.3	337.5

Total intangible fixed assets		342.5	372.8

Tangible fixed assets	14
Buildings and land		250.1	428.1
Plant and machinery		263.1	213.2
Equipment, tools, fixtures and fittings		32.1	59.5
Construction in progress and advance payments for tangible fixed assets		34.7	13.4

Total tangible fixed assets		580.0	714.2

Financial assets
Investments in shares		0.8	—
Deferred tax assets	18	—	131.6
Long-term receivables		1.3	0.3

Total financial assets		2.1	131.9

Total fixed assets		924.6	1,218.9

CURRENT ASSETS
Inventories
Raw materials and consumables		98.3	158.5
Work in progress		39.8	18.5
Finished goods		64.3	90.0

Total inventories		202.4	267.0

Receivables and other current assets
Accounts receivable		285.1	496.0
Other receivables		43.6	92.8
Prepaid expenses and accrued income		6.3	34.2

Total receivables and other current assets		335.0	623.0

Cash and bank balances	16	45.8	110.3

Total current assets		583.2	1,000.3

TOTAL ASSETS		1,507.8	2,219.2

The accompanying notes are an integral part of these consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONSOLIDATED BALANCE SHEETS

Amounts in millions of Swedish kronor (SEK)

		December 31,
	Note	2002	2003
SHAREHOLDERS’ EQUITY AND LIABILITIES

SHAREHOLDERS’ EQUITY	17
Restricted equity
Share capital		30.2	49.6
Restricted reserves		851.1	1,191.7

Total restricted equity		881.3	1,241.3

Unrestricted equity
Unrestricted reserves		161.4	199.2
Net profit (loss) for the year		4.4	(117.9)

Total unrestricted equity		165.8	81.3

Total shareholders’ equity		1,047.1	1,322.6

Minority interest		—	4.5

Provisions
Deferred tax liabilities	18	29.9	46.8
Other provisions	19	17.1	171.5

Total provisions		47.0	218.3

Long-term liabilities
Liabilities to credit institutions	20	101.3	151.6
Other long-term liabilities		—	1.6

Total long-term liabilities		101.3	153.2

Current liabilities
Liabilities to credit institutions	20	69.7	65.8
Accounts payable		149.8	296.4
Tax liabilities		13.8	2.4
Other liabilities		11.8	36.1
Accrued expenses	21	67.3	119.9

Total current liabilities		312.4	520.6

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		1,507.8	2,219.2

Pledged assets	22	962.3	1,171.4
Contingent liabilities	22	0.1	6.1

The accompanying notes are an integral part of these consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONSOLIDATED STATEMENTS OF CASH FLOW

Amounts in millions of Swedish kronor (SEK)

		Years Ended December 31,
	Note	2001	2002	2003
Operating activities
Operating income (loss)		(27.2)	29.1	(111.9)
Adjustment for items not included in cash flow:
Depreciation and amortization		106.7	113.4	158.3
Impairments of tangible fixed assets		—	—	83.9
Change in provisions		3.6	5.5	(6.9)
Loss (gain) on sales of tangible fixed assets and subsidiaries		(2.2)	(0.3)	0.4
Unrealized exchange rate gains		(0.9)	(1.4)	(5.5)
Forgiveness of third party loan		—	(3.3)	—
Other items not included in cash flow		7.3	(6.5)	(4.3)
Financial income		2.9	6.0	32.0
Financial expense		(22.9)	(19.8)	(47.0)
Current taxes		(9.8)	6.5	(14.9)

Cash flow from operating activities before changes in working capital		57.5	129.2	84.1

Changes in working capital
Inventories		(1.2)	25.8	143.6
Accounts receivable		83.5	(113.9)	(39.4)
Noninterest-bearing liabilities		(113.6)	95.3	8.5

Changes in working capital		(31.3)	7.2	112.7

Cash flow from operating activities		26.2	136.4	196.8

Investing activities
Capitalized development costs		—	(8.0)	(14.4)
Sale (purchase) of financial assets		(0.3)	—	3.1
Purchase of tangible fixed assets		(198.5)	(34.3)	(44.3)
Proceeds from sale of subsidiaries and tangible fixed assets		5.8	0.9	37.8
Transaction costs paid to acquire Allgon AB		—	—	(8.4)
Purchases of shares of Allgon AB		—	—	(21.8)

Cash flow from investing activities		(193.0)	(41.4)	(48.0)

Cash flow after operating and investing activities		(166.8)	95.0	148.8

Financing activities
Borrowings from credit institutions		124.6	—	—
Repayments to credit institutions		(11.3)	(99.5)	(150.6)
Repayment of line of credit facility		(99.5)	—	—
New share issue		187.2	—	—
Premiums received for options		1.4	—	—
Dividends paid		(37.5)	—	—

Cash flow from financing activities		164.9	(99.5)	(150.6)

Cash flow for the year		(1.9)	(4.5)	(1.8)

Liquid funds at beginning of year		54.8	54.1	45.8
Currency translation difference in liquid funds		1.2	(3.8)	(4.8)
Acquired liquid funds		—	—	71.1
Change in liquid funds		(1.9)	(4.5)	(1.8)

Liquid funds at year-end	16	54.1	45.8	110.3

The accompanying notes are an integral part of these consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions of Swedish kronor (SEK) unless otherwise stated.

Parenthetical amounts relate to 2002.

Note 1.    Business

LGP Allgon Holding AB (“LGP Allgon” or the “Group”), formerly LGP Telecom Holding AB, is a corporation domiciled in Sweden with its headquarters in Täby, Sweden. LGP Allgon develops, manufactures and markets telecommunications products to improve radio coverage, capacity and data speed in mobile communications networks throughout the world. The product range comprises antenna systems, tower mounted amplifiers, repeaters, RF filters, combiners, and coverage solutions for wireless network base stations. LGP Allgon is also a contract manufacturer of advanced industrial components for the automotive, food and other industries. The Group acquired Allgon AB (“Allgon”) in a tender offer in March 2003 and subsequently changed its legal name in October 2003 from LGP Telecom Holding AB to LGP Allgon Holding AB. At December 31, 2003, LGP Allgon had approximately 1,550 employees in 13 countries. LGP Allgon is listed on the Stockholm Stock Exchange.

Note	2. Accounting principles

General accounting principles

LGP Allgon applies accounting and valuation principles that follow the Swedish Annual Accounts Act and the recommendations and statements of the Swedish Financial Accounting Standards Council. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the balance sheet date and the reported amounts of revenues and expenses recognized during the year. The actual future outcome could differ from those estimates. Examples of significant estimates include the useful lives of tangible and intangible fixed assets, the recoverability of deferred tax assets, provisions for bad debts and provisions for warranty costs.

Changes in accounting principles

Effective January 1, 2003, LGP Allgon adopted the following new recommendations issued by the Swedish Financial Accounting Standards Council:

•	RR 22 Presentation of financial statements

•	RR 25 Segment reporting

•	RR 26 Events after the balance sheet date

•	RR 27 Financial instruments: disclosure and presentation

•	RR 28 Accounting for government grants

The adoption of these new recommendations did not have a material effect on the results of operations or financial position of LGP Allgon.

Effective January 1, 2002, LGP Allgon adopted the following new recommendations of the Swedish Financial Accounting Standards Council: RR 1:00 Consolidated accounting, RR 16 Provisions, contingent liabilities and contingent assets, RR 17 Impairment of assets, RR 19 Discontinued operations, RR 21 Borrowing costs and RR 23 Related party disclosures. The implementation of these new accounting principles did not have a material effect on the results of operations or financial position of LGP Allgon.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective January 1, 2002, LGP Allgon applied recommendation RR 15 Intangible assets, published by the Swedish Financial Accounting Standards Council. Upon adoption of RR 15, expenses for the development of new products are capitalized as an intangible asset when LGP Allgon believes that such costs meet the criteria set forth in RR 15 to be recorded as an asset in the balance sheet. According to LGP Allgon’s previous accounting principles, all costs for the development of new products were expensed as incurred. At the beginning of 2002, LGP Allgon had internally generated intangible assets that had been expensed in prior periods. The RR 15 transition rules do not allow previously expensed internally generated intangible assets to be reported as assets and, consequently, the financial statements of prior periods have not been restated for this change in accounting principle.

Effective January 1, 2002, net exchange rate differences attributable to operations are reported on a net basis as other operating income/expense. Comparative data for 2001 has not been presented.

Effective January 1, 2004, LGP Allgon adopted RR 29 Employee Benefits, published by the Swedish Financial Accounting Standards Council. As a result of adopting RR 29, LGP Allgon’s accounting policy for defined benefit pension plans will change. The accounting policy regarding defined contribution pension plans will remain unchanged. In Sweden, a significant portion of the employees are covered by the ITP pension plan whose assets are held by a Swedish insurance company named Alecta. The ITP plan is a multiemployer defined benefit plan. The assets of the plan held by Alecta for the plan participants are commingled. According to the benchmark treatment (preferable method) in RR 29, a company should account for its proportionate share of the plan’s defined benefit obligation, plan assets and costs associated with the pension plan. However, Alecta has informed LGP Allgon that it is currently unable to provide sufficient information to all participating Swedish companies regarding the commingled ITP plan assets, which is necessary in order to apply defined benefit plan accounting. Consequently, LGP Allgon cannot presently estimate the potential future impact on its financial statements of applying defined benefit plan accounting to the ITP pension plan. Alecta is in the process of trying to determine the plan commitments and assets for each Swedish company that participates in the ITP pension plan and may be able to do so by the end of 2004. The Urgent Issues Group of the Swedish Financial Accounting Standards Council issued URA 42 which allows all Swedish companies participating in the ITP pension plan to continue to apply defined contribution plan accounting until the required information becomes available. As a result, premiums paid to Alecta will continue to be expensed as incurred.

Principles of consolidation

The consolidated financial statements have been prepared in accordance with recommendations published by the Swedish Financial Accounting Standards Council. Allgon, which was acquired in March 2003, has been consolidated since March 31, 2003.

The consolidated financial statements have been prepared in accordance with the purchase method of accounting, with the exception of the 1997 merger with MG Instrument AB (“MG Instrument”) and Bertmann GmbH (“Bertmann”), which was accounted for in accordance with the pooling of interests method. Under the purchase method of accounting, assets and liabilities are reported at fair value according to an acquisition analysis prepared at the time of the acquisition. If the purchase price exceeds the market value of the company’s net assets, the difference is recorded as goodwill. Under the pooling of interests method, assets and liabilities are reported at the carrying values recorded in each respective company’s balance sheet, without any adjustment other than adjustments prompted by the coordination of accounting principles applied. As a result, no positive or negative goodwill arises.

Intra-group profit is eliminated in full without taking minority interest into consideration.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the consolidated statement of operations, minority interest is reported in net income (loss) for the year. Minority interest in the equity of subsidiaries is reported as a separate line item in the consolidated balance sheet.

Revenue recognition

Sales of goods are reported as revenue at the time of shipment and passage of title. All sales are reported net of rebates, discounts and returns, and exclude value-added tax. Fixed percentage discounts provided in the event specified cumulative sales volumes are met, are recorded as a reduction of revenue for each of the underlying revenue transactions that result in progress toward earning the discount, when it is probable that the specified sales volume will be achieved. Shipping costs billed to customers are included in revenue. Estimated production warranty costs are charged to operating expenses when the product is sold.

Leasing

Leasing is reported in accordance with recommendation RR 6:99 of the Swedish Financial Accounting Standards Council, which requires financial leasing contracts to be reported in the balance sheet as a fixed asset and a short-term and long-term liability. In the statement of operations, the leasing cost is split into depreciation expense and interest expense. Costs associated with operational leasing agreements are reported in the statement of operations as operating expenses.

Pensions

Most of LGP Allgon’s pension commitments are secured by various pension plans. These plans vary as a result of different legislation and agreements for occupational pension systems in the countries in which LGP Allgon operates. Contributions to defined contribution type pension plans and the ITP multiemployer defined benefit plan are expensed as incurred.

Items affecting comparability

Significant expenses not expected to be of a recurring nature are classified as items affecting comparability and are reported separately. Items affecting comparability typically include restructuring costs, costs for disposal of a business, asset impairments and certain other non-recurring items.

Research and development

Research costs are expensed as incurred. Prior to 2002, product development costs were also expensed as incurred. Beginning in 2002, costs for the development of new products are capitalized only when, with a high degree of certainty, they are believed to provide future economic benefit. LGP Allgon’s application of RR 15 requires a careful assessment to be made of all development projects. In order for LGP Allgon to report costs incurred as an asset in the balance sheet, it is required that LGP Allgon be able to determine with a great deal of certainty that a customer order will be received for the specific product being developed. Costs that significantly improve the product’s functionality are capitalized. Amortization expense commences at the time a product is commercialized and is amortized over the expected period of the product’s use. Expenses for the maintenance of completed projects are expensed as incurred.

Taxes

Current taxes for the period are based on the results for the period, adjusted for non-deductible expenses and non-taxable income. Current taxes are computed based on the tax rate prevailing at year-end.

The balance sheet method is used for reporting deferred taxes (i.e. differences between reported amounts and amounts for tax purposes result in deferred tax assets or tax liabilities). Deferred tax liabilities are normally

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reported for all taxable, temporary differences, while deferred tax assets are reported to the extent it is probable that taxable income will be generated against which the tax deductible temporary difference can be utilized. Deferred tax assets are recorded if tax loss carryforwards and temporary differences between reported results and results for tax purposes are expected to be utilized.

Deferred tax liabilities are reported with respect to all taxable temporary differences attributable to investments in subsidiaries, except where the undistributed earnings of such subsidiaries are deemed to be permanently reinvested.

Deferred taxes are computed based on the tax rates that are expected to prevail in the period when the tax is realized. Deferred taxes are reported in the statement of operations, except in those cases when the underlying transaction is recorded directly to equity, in which case the deferred tax is also recorded directly to equity.

Deferred tax assets and deferred tax liabilities are reported net if the items refer to the same tax authority. LGP Allgon’s taxes include taxes on the reported profits of the Group’s companies and tax adjustments relating to earlier periods and changes in deferred taxes. Any tax credits that arise through dividends paid by subsidiaries reduce current taxes.

Intangible fixed assets

Goodwill is amortized based on its estimated economic life. Goodwill attributable to the acquisition of LGP Telecom AB (“LGP Telecom”), which was regarded as strategic as it represented a fundamental change in the Group’s business, is being amortized over twenty years. Goodwill attributable to the acquisition of Allgon is being amortized over a period of ten years. Development costs are amortized over their estimated period of use, which is typically one to three years.

Tangible fixed assets

Tangible fixed assets are recorded at cost, less accumulated depreciation. Interest on construction loans for construction in progress has not been capitalized. Depreciation is based on the original cost of the asset and its estimated economic life. The following depreciation percentages are applied:

- Buildings, 4%

- Plant and machinery, 10–20%

- Computers and computing systems, 20–33%

- Land improvements, 5%

- Equipment, tools, fixtures and fittings, 10–20%

Impairment

At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible fixed assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). The recoverable amount is the greater of the estimated net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value. If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Raw materials and consumables, work in progress and finished goods are valued at the lower of cost or market according to the first-in first-out method. Cost of work in progress and finished goods inventories includes an allocation of indirect costs. Deductions for obsolescence are recorded as necessary.

Receivables

Receivables are recorded at the amounts expected to be collected.

Cash flows

The cash flow statement is prepared in accordance with the indirect method. The reported cash flow comprises only transactions which involve receipts or payments. For purposes of the cash flow statement, liquid funds represent cash and bank balances, as well as short-term investments which are subject to only insignificant risks for fluctuations in value, are traded on the open market at known amounts, and have a remaining maturity of less than three months from the date of purchase.

Provisions

Provisions are generally recognized when there is a present obligation as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Provisions for product warranty costs are recognized at the date of sale of the product based on estimated expenditures required to settle the liability. Restructuring provisions are recognized when a detailed formal plan has been established and the restructuring plan has been communicated to the affected parties.

Borrowing costs

Interest costs are expensed in the period during which they arise.

Foreign currencies

Receivables and liabilities in foreign currency are initially recorded at the rate of exchange prevailing on the date of the transaction. At the balance sheet date, receivables and liabilities in foreign currency have been valued at the closing day rate.

Where hedging has been effected through forward contracts, the spot rate at the time of the contract date is used to value the underlying receivable or liability. Forward premiums, i.e. the difference between the spot rate and the forward rate at the time of the contract, are distributed over the term of the contract and are reported as interest income or interest expense among financial income and expense.

The financial statements of foreign subsidiaries are translated using the current rate method. Under the current rate method, all assets, provisions and other liabilities are translated using the year-end rate of exchange, while all items in the statement of operations are translated using the year’s average rate of exchange. Any translation differences that arise are recorded directly to consolidated shareholders’ equity.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Exchange rate gains and losses

Realized exchange rate differences including forward cover attributable to net sales and operating expenses are reported as other operating income and other operating expenses. Exchange rate differences, which have arisen on revaluation of loans and receivables in foreign currency and other financial allocations, are reported as financial income or expense.

Financial instruments

Hedge accounting is applied to foreign exchange forward contracts designated as hedging instruments in order to reduce the foreign exchange exposure to forecasted commercial cash flows. Gains and losses from changes in the fair value affect the statement of operations in the same period as the underlying transaction.

Interest-bearing bank loans are recorded at the amount of the proceeds received, plus accrued interest. The short-term portion, which falls due within the coming 12 months, is recognized as a short-term liability. Interest is recorded on the accrual basis and recognized as an expense in the period incurred.

Note 3.    Acquisition of Allgon

Effective March 31, 2003, the Group acquired Allgon in a tender offer. Allgon, which is based in Täby, Sweden, is a manufacturer of telecom base station antennas and repeaters. The Group issued a total of 19,377,900 shares to acquire Allgon. The excess of the purchase price over the assets acquired and liabilities assumed was 25.2 which were allocated to goodwill. The purchase price allocation for the acquisition of Allgon was as follows:

Intangible assets	30.6
Tangible fixed assets	329.4
Financial assets	91.6
Inventory	229.0
Accounts receivable	270.2
Cash and bank balances	71.1
Minority interest	(4.6)
Provisions	(174.3)
Long-term liabilities	(151.8)
Current liabilities	(262.8)

Net assets acquired	428.4
Goodwill	25.2

Total consideration	453.6

Details of consideration:
New share issue	415.0
Share purchases	30.2
Transaction costs	8.4

Total consideration	453.6

The acquisition of Allgon resulted in a net positive effect on cash of 40.9. The positive impact was a result of the new share issuance to the former owners of Allgon resulting in a non-cash settlement to acquire a significant portion of their shares. Total cash paid out in 2003 to acquire Allgon was 30.2, which was comprised of transaction costs (8.4) and share purchases (21.8). These cash payments netted against the acquired cash and

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

bank balances of 71.1 resulted in the positive effect on cash from the acquisition of 40.9. In the cash flow statement, the acquired cash and bank balances of 71.1 has been reported as a separate line item within the changes of liquid funds. Of the 71.1 of cash and bank balances acquired, 34.4 was restricted for use.

The results of operations for Allgon are included in the consolidated statement of operations of LGP Allgon for the period from April 1, 2003 to December 31, 2003.

Note 4.    Segment information

For management purposes, the Group is currently organized into two business areas, telecom and contract manufacturing. These business areas are the basis on which the Group reports its primary segment information. Secondary segment information for net sales is presented on a geographical basis. Segment operating results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items are comprised of interest-bearing assets and interest income, interest-bearing loans, borrowings and interest expense, corporate assets and expenses, and taxes. Goodwill amortization has been allocated to the business segment based on specific identification.

In presenting information on a geographical basis, segment revenue is based on the geographic location of customers. Sales included in the European segment includes OEM sales to Ericsson, Nokia, Motorola and Siemens where the end customer can be outside of Europe.

Business segments

Net sales by business segment for the years ended December 31, 2002 and 2003 were as follows:

	2002	2003
Telecom	1,015.2	1,773.3
Contract manufacturing:
External sales	363.4	339.5
Intercompany sales	131.5	71.1

Total contract manufacturing	494.9	410.6
Eliminations	(131.5)	(71.1)

Total	1,378.6	2,112.8

Operating income (loss) by business segment for the years ended December 31, 2002 and 2003 was as follows:

	2002	2003
Telecom	66.8	25.5
Contract manufacturing	(8.9)	(60.9)

Total operating income (loss)	57.9	(35.4)
Reconciliation to net profit (loss):
Unallocated corporate expenses	(28.8)	(76.5)
Financial items, net	(13.1)	(16.5)
Minority interest	—	(2.4)
Taxes	(11.6)	12.9

Net profit (loss)	4.4	(117.9)

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization by business segment for the years ended December 31, 2002 and 2003 was as follows:

	2002	2003
Telecom	51.7	111.5
Contract manufacturing	61.7	46.8

Total	113.4	158.3

Assets and liabilities by business segment as of December 31, 2002 and 2003 were as follows:

Assets, group	2002	2003
Telecom	853.4	1,897.0
Contract manufacturing	608.4	367.8
Unallocated assets	346.3	231.8
Eliminations	(300.3)	(277.4)

Total assets	1,507.8	2,219.2

Liabilities, group
Telecom	356.4	868.0
Contract manufacturing	390.9	253.3
Unallocated liabilities	13.7	48.2
Eliminations	(300.3)	(277.4)

Total liabilities	460.7	892.1

Investments made in tangible and intangible fixed assets by business segment for the years ended December 31, 2002 and 2003 were as follows:

Capitalized development costs:	2002	2003
Telecom	8.0	14.4
Contract manufacturing	—	—

Total	8.0	14.4

Capital expenditures of tangible fixed assets:
Telecom	18.5	28.7
Contract manufacturing	25.2	15.6

Total	43.7	44.3

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographical segments

Net sales by geographic market for the years ended December 31, 2002 and 2003 were as follows:

	2002	2003
Sweden	344.9	305.7
Europe	720.2	1,140.9
North and South America	171.1	455.5
Asia	122.4	202.8
Other	20.0	7.9

Total	1,378.6	2,112.8

Note 5.    Items affecting comparability

Items affecting comparability for the years ended December 31, 2002 and 2003 were as follows:

	2002	2003
Restructuring costs	—	45.2
Impairment of tangible fixed assets	—	82.0
Other	—	9.6

Total	—	136.8

The 82.0 impairment of tangible fixed assets represents (1) a 48.0 write-down of real estate that, prior to the acquisition of Allgon in March 2003, had been designated as the future corporate headquarters of the Group, and (2) a 34.0 write-down of fixed assets in the Bertmann subsidiary prior to its sale in May 2003.

Note 6.    Other operating income

Other operating income (expense) for the years ended December 31, 2002 and 2003 was as follows:

	2002	2003
Forgiveness of third party loan	3.3	—
Other	(2.5)	2.4

Total	0.8	2.4

Note 7.    Salaries, other compensation and social benefits

	2002		2003
	Salaries and other compensation	Social benefits (of which pension costs)	Salaries and other compensation	Social benefits (of which pension costs)
Parent	9.5	5.4	6.4	4.2
		(2.0)		(1.8)
Subsidiaries	246.7	92.6	359.4	147.2
		(14.6)		(37.2)

Total	256.2	98.0	365.8	151.4

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Salaries and other compensation by country and among Board of Directors, Presidents and other employees:

	2002			2003
	Board of Directors and Presidents	Of Which Bonus	Other Employees	Board of Directors and Presidents	Of Which Bonus	Other Employees
Parent Company	4.0	—	5.5	3.7	0.3	2.7
Subsidiaries in Sweden	3.2	0.1	198.7	1.3	—	290.2
Foreign subsidiaries:
Australia	0.6	—	0.2	0.6	—	0.3
Brazil	0.7	0.0	0.3	—	—	1.5
Denmark	1.1	—	14.6	1.1	—	14.6
China	0.3	0.0	0.9	0.7	0.1	7.9
Finland	—	—	—	0.8	—	4.8
Singapore	0.8	—	0.9	—	—	1.6
UK	2.6	0.5	0.4	2.4	—	0.8
Germany	0.9	—	0.6	—	—	2.5
USA	2.1	0.5	7.6	3.6	1.4	21.4
Austria	1.1	—	9.1	0.4	—	2.9

Total	17.4	1.1	238.8	14.6	1.8	351.2

Average number of employees

	2002			2003
	Average number of employees	Men	Women	Average number of employees	Men	Women
Parent Company	8	3	5	4	3	1
Subsidiaries in Sweden	747	611	136	976	795	181
Foreign subsidiaries:
Australia	2	1	1	2	1	1
Brazil	2	2	—	6	4	2
Denmark	28	26	2	27	26	1
China	7	5	2	185	105	80
Finland	—	—	—	28	16	12
Singapore	4	3	1	3	2	1
UK	4	2	2	7	4	3
Germany	2	1	1	4	2	2
USA	8	6	2	46	30	16
Austria	31	25	6	10	8	2

Total	843	685	158	1298	996	302

Note 8.    Compensation to group management

Principles

Fees are paid to the Chairman of the Board of Directors and to directors according to resolution of the general meeting of shareholders. Employee representatives or other directors in the Company’s employment do

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

not receive director fees. Compensation of the Chief Executive Officer and other members of group management consists of basic salary, variable compensation, other benefits, pension and financial instruments, etc. Members of group management are defined as the seven senior management personnel plus the Chief Executive Officer. The distribution between basic salary and variable compensation is proportionate to the officer’s responsibility and authority. Variable compensation for group management is in the form of a bonus if consolidated earnings after financial items exceeds a certain target. In addition, group management is awarded bonuses if special reasons exist. Pension benefits and compensation in the form of financial instruments are paid as a part of total compensation.

Compensation and other benefits provided to the Board of Directors and group management during the year ended December 31, 2003 was as follows:

	Basic salary	Variable compensation	Other benefits	Pension costs	Director fees	Other compensation	Total
Dag Tigerschiöld, Chairman of the Board	—	—	—	—	0.3	—	0.3
Mikael Gottschlich, Vice Chairman	0.8	—	—	0.2	0.1	—	1.1
Mats Gustavsson, Director	0.2	—	0.0	0.0	0.1	0.2	0.5
Other Board members	—	—	—	—	0.4	—	0.4
President and Chief Executive Officer	2.3	0.3	0.1	0.7	—	—	3.4
Other members of group management	6.3	1.2	0.3	1.9	—	—	9.7

Comments to the preceding table

The Chairman of the Board has received no compensation in addition to the director’s fee. The Vice Chairman of the Board of Directors was President and Chief Executive Officer until April 23, 2002. In connection with his resignation as President and Chief Executive Officer, it was agreed that he would remain employed on unchanged terms for a period of 12 months. Other compensation consists of a company car.

Pensions

Group management participates in either the ITP multiemployer pension plan or other defined contribution pension plan arrangements. The age of retirement for the President and Chief Executive Officer as well as for other members of group management is 65 years. The pension contribution rate for the President and Chief Executive Officer is 32% of pensionable income. For other members of group management, the pension contribution rate is an average of 30%.

Financial instruments

Neither the President and Chief Executive Officer nor any other member of group management were awarded or subscribed for options or any other financial instrument during the year ended December 31, 2003.

Period of notice

A period of notice of 18 months normally applies to the President and Chief Executive Officer for notice at the initiative of the Company, and six months for notice at the initiative of the employee. However, under certain special circumstances, the period of notice may be 12 months. Under such circumstances the Chief Executive Officer is also entitled to receive severance pay of one year’s salary. A period of notice at the initiative of the

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company of 3–15 months applies to other members of group management and three to six months for notice at the initiative of the employee. Severance agreements exist with two other members of group management.

Decision-making process

Compensation to the President and Chief Executive Officer for the 2003 operating year was decided by the Board of Directors. Compensation to other members of group management was decided by the Chairman of the Board in consultation with the President and Chief Executive Officer.

Note 9.    Audit fees

Professional fees paid for audits and other assignments were as follows for the years ended December 31, 2002 and 2003:

	2002	2003
Audit:
Deloitte & Touche	1.9	1.9
Other auditors	0.3	0.8
Other assignments:
Deloitte & Touche	1.5	1.0
Other auditors	0.2	0.7

Total	3.9	4.4

Note 10.    Depreciation and amortization expense by function

Depreciation and amortization expense by function for the years ended December 31, 2002 and 2003 was as follows:

	2002	2003
Cost of goods sold	86.1	99.4
Selling expenses	7.9	9.2
Administration expenses	3.5	12.8
Research and development expenses	15.9	36.9

Total	113.4	158.3

Note 11.    Financial income and expense

Financial income and expense for the years ended December 31, 2002 and 2003 was as follows:

	2002	2003
Interest income	1.7	5.5
Other financial income	4.8	26.5

Total	6.5	32.0

Interest expense	(14.6)	(16.1)
Other financial expense	(5.0)	(32.4)

Total	(19.6)	(48.5)

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12.    Income taxes

Income tax benefit (expense) for the years ended December 31, 2002 and 2003 was comprised of the following:

	2002	2003
Current taxes:
Sweden	—	0.3
Other countries	(5.8)	(13.1)

Total current taxes	(5.8)	(12.8)
Deferred taxes	(5.8)	25.7

Total income tax benefit (expense)	(11.6)	12.9

Taxes in Sweden are computed based on a tax rate of 28% of the taxable income for the financial year. Taxes in other countries have been computed based on the tax rates applicable in each respective country. Below is a reconciliation of taxes at the statutory tax rate to the effective taxes recorded in the statement of operations.

	2002	2003
Reconciliation of effective tax:
Profit (loss) before taxes	16.0	(128.4)

Tax at current rate of Parent Company	(4.5)	36.0
Effect of other tax rates for foreign subsidiaries	0.0	(4.8)
Amortization of goodwill	(5.5)	(6.4)
Non-deductible write-down of tangible fixed assets	—	(9.5)
Other non-deductible expenses	(0.6)	(3.7)
Non-taxable income	0.6	0.5
Increase in tax loss carryforwards without a tax benefit	(2.3)	(0.2)
Taxes attributable to prior years	0.6	1.0
Deductible expenses recorded directly to equity (new share issue)	0.1	—

Reported effective taxes	(11.6)	12.9

Note 13.    Intangible fixed assets

The changes in intangible fixed assets for the year ended December 31, 2003 were as follows:

	Development costs	Goodwill	Total intangible fixed assets
Beginning cost	8.0	394.5	402.5
Capitalized development costs	14.4	—	14.4
Arising from acquisition	30.6	25.2	55.8

Ending cost	53.0	419.7	472.7

Beginning accumulated amortization	(0.8)	(59.2)	(60.0)
Amortization expense	(16.9)	(23.0)	(39.9)

Ending accumulated amortization	(17.7)	(82.2)	(99.9)

Book value	35.3	337.5	372.8

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14.    Tangible fixed assets

The changes in tangible fixed assets for the year ended December 31, 2003 were as follows:

	Buildings and land	Plant and machinery	Equipment, tools, fixtures and fittings	Construction in progress	Total tangible fixed assets
Beginning cost	309.6	564.3	98.9	34.7	1,007.5
Capital expenditures	0.5	24.3	9.1	10.4	44.3
Sales/disposals	(17.4)	(4.7)	(12.4)	—	(34.5)
Arising from acquisition of subsidiary	227.7	46.2	55.5	—	329.4
Eliminated on disposal of subsidiary	(30.2)	(104.1)	(10.8)	—	(145.1)
Reclassifications	28.4	3.8	(0.7)	(31.5)	—
Currency translation differences	—	(4.8)	(6.9)	(0.2)	(11.9)

Ending cost	518.6	525.0	132.7	13.4	1,189.7

Beginning accumulated depreciation	(59.5)	(301.2)	(66.8)	—	(427.5)
Sales/disposals	15.6	2.6	10.3	—	28.5
Eliminated on disposal of subsidiary	12.9	66.2	7.7	—	86.8
Depreciation expense	(11.2)	(78.1)	(29.1)	—	(118.4)
Reclassifications	—	(2.6)	2.6	—	—
Currency translation differences	(0.3)	1.9	4.0	—	5.6

Ending accumulated depreciation	(42.5)	(311.2)	(71.3)	—	(425.0)
Beginning accumulated impairments	—	—	—	—	—
Impairments	(59.2)	(23.4)	(1.9)	—	(84.5)
Eliminated on disposal of subsidiary	11.2	22.8	—	—	34.0

Ending accumulated impairments	(48.0)	(0.6)	(1.9)	—	(50.5)

Book value	428.1	213.2	59.5	13.4	714.2

The book value of buildings and land in Sweden amounted to 428.1 (250.1). The tax assessment value of buildings and land in Sweden amounted to 141.8 (71.7). Buildings and land at December 31, 2003 includes a building and land with a book value of 45.0 currently held for sale.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15.    Shares in subsidiaries

Subsidiaries	Organization number	Registered office	Number of shares	Ownership percentage(1)
Arkivator Falköping AB	556134-4788	Falköping, Sweden	100,000	100
Arkivator Stockholm AB	556533-4934	Falköping, Sweden	5,000	100
LGP Allgon AB	556458-0867	Solna, Sweden	3,535,420	100
LGP Telecom (Cell Site Eq) Inc.		USA	4,000	100
LGP Telecom GmbH		Germany	500	100
LGP Telecom Ltda		Brazil	3,000	100
LGP Allgon Ltd		UK	0	100
LGP Allgon Singapore Pte Ltd		Singapore	10,000	100
LGP Allgon Pty Ltd		Australia	1	100
LGP Telecom Shanghai Ltd		China	0	100
LGP Allgon A/S		Denmark	500	100
MG Instrument AB	556205-5813	Tullinge, Sweden	10,000	100
KB IR Falevi	916514-3273	Falköping, Sweden	99	99
Allgon AB	556088-4966	Täby, Sweden	28,879,998	99
Allgon Antennspecialisten AB	556021-6730	Täby, Sweden	750	100
LGP Allgon Enterprices Inc.		USA	50	100
Allgon HK Ltd.		China (Hong Kong)	100	100
Allgon Pty Ltd.		Australia	0	100
Allgon Innovation AB	556301-3696	Solna, Sweden	1,500	60
Allgon International AB	556615-7854	Täby, Sweden	1,000	100
Allgon Telecommunications AB.	556615-7847	Täby, Sweden	1,000	100
Radio Systems BV		The Netherlands	40	100
LGPAllgon Microwave AB	556499-6436	Göteborg, Sweden	100	100
Allgon Systems AB	556241-9902	Täby, Sweden	31,500	100
Allgon Systems GmbH.		Germany	0	100
Allgon Systems Ltd.		Scotland	1,000	100
LGP Allgon Oy		Finland	9,170	70
Allgon Telecom K.K.		Japan	200	100
LGP Allgon Telecom Ltda.		Brazil	2,500	100
Allgon Telcom Wuxi Company Ltd.		China	0	100
LGP Allgon WestCom AB	556534-6185	Göteborg, Sweden	800	100
ND Norsk Data AB	556190-5059	Täby, Sweden	100,000	100
RF Integration Sweden AB(2)	556516-5064	Sollentuna, Sweden	10,000	100
West Plating AB	556552-3437	Täby, Sweden	1,000	100
1)	Refers to the proportion of capital owned
2)	Under liquidation

Note 16.    Liquid funds

Cash and bank balances	75.9
Restricted cash held in escrow	34.4

Liquid funds at December 31, 2003	110.3

In connection with Allgon’s 2002 sale of its Allgon Mobile Communications AB subsidiary, a portion of the purchase price has been placed in escrow pursuant to the sales agreement.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17.    Shareholders’ equity

Changes in shareholders’ equity for the years ended December 31, 2002 and 2003 were as follows:

	Share capital	Restricted reserves	Unrestricted reserves	Total shareholders’ equity
Balance, December 31, 2001	30.2	856.1	163.3	1,049.6
Transfers between restricted and unrestricted reserves	—	(3.9)	3.9	—
Currency translation adjustments	—	(1.1)	(5.8)	(6.9)
Net profit for the year	—	—	4.4	4.4

Balance, December 31, 2002	30.2	851.1	165.8	1,047.1
Transfers between restricted and unrestricted reserves	—	(47.9)	47.9	—
Currency translation adjustments	—	(7.1)	(14.5)	(21.6)
Shares issued to acquire Allgon	19.4	395.6	—	415.0
Net loss for the year	—	—	(117.9)	(117.9)

Balance, December 31, 2003	49.6	1,191.7	81.3	1,322.6

Number of shares outstanding

The number of shares outstanding as of December 31, 2002 and 2003 was 30,250,000 and 49,627,900, respectively, each with a nominal value of SEK 1.

Option program

In 2000, LGP Allgon introduced an option program giving rise to an increase in the share capital of 1,000,000 shares. In 2001, LGP Allgon introduced a second option program giving rise to an additional increase in the share capital of 500,000 shares. The offer in both programs was directed to all employees, including the members of the Board of Directors, at a given point in time.

Each option in the option program introduced during 2000 entitled its holder to purchase 1 share at a redemption price of SEK 510 during the period May 31, 2002 to June 2, 2003. The employees paid a premium for the options based on a Black-Scholes valuation model. All options issued under the 2000 option program expired unexercised on June 2, 2003.

Each option in the option program introduced during 2001 entitles its holder to purchase 1 share at a redemption price of SEK 270 during the period May 23, 2003 to May 24, 2004. Based on a Black-Scholes valuation model and an assumed volatility during the term of the options of 50%, the options were priced at SEK 19 each. The volatility was determined based an analysis of the historic volatility of the LGP Allgon share and shares of similar companies and the expected volatility during the term of the options.

No new option programs were introduced during the years ended December 31, 2002 and 2003, and no options were issued or exercised during the years ended December 31, 2002 and 2003. The number of options outstanding and held by employees were 1,500,000 and 500,000 as of December 31, 2002 and 2003, respectively.

The option programs did not generate a dilutive effect on earnings per share.

LGP Allgon has not entered into any hedging options related to the above described option programs.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18.    Deferred taxes

Changes in net deferred tax assets (liabilities) for the years ended December 31, 2002 and 2003 were as follows.

	2002	2003
Beginning net deferred tax liability	(24.7)	(29.9)
Acquisitions and disposals	—	90.0
Change during the year	(5.8)	25.7
Translation adjustments	0.6	(1.0)

Ending net deferred tax asset (liability)	(29.9)	84.8

The following tables show the Group’s most significant deferred tax assets and liabilities, by category and how the assets and liabilities have changed during the year ended December 31, 2003.

Deferred tax assets:

	Tax loss carryforwards	Fixed assets	Inventories	Provisions	Other	Total
Beginning balance	0.3	0.0	17.2	2.6	0.8	20.9
Acquisitions/disposals	41.3	0.0	0.5	42.5	5.3	89.6
Change during the year	(10.1)	64.9	(12.2)	(27.9)	7.4	22.1
Translation adjustments	0.0	0.0	(0.5)	(0.5)	0.0	(1.0)

Ending balance	31.5	64.9	5.0	16.7	13.5	131.6

Deferred tax liabilities:

	Untaxed reserves	Tangible fixed assets	Total
Beginning balance	(45.6)	(5.2)	(50.8)
Acquisitions/disposals	0.4	0.0	0.4
Change during the year	15.7	(12.1)	3.6
Translation adjustments	—	0.0	0.0

Ending balance	(29.5)	(17.3)	(46.8)

Total deferred tax assets, net			84.8

As of December 31, 2003, the Group had unutilized tax loss carryforwards amounting to 141.6 (15.0). Based on these tax loss carryforwards, the Group reported a deferred tax asset of 31.5 (0.3), based on the best estimate of probable future taxable income as well as historical taxable income levels. For any remaining tax loss carryforwards, 30.7 (13.9), no deferred tax asset has been reported due to the uncertainty as to future profits. All tax loss carryforwards for tax purposes in the Group can be utilized for an indefinite period of time.

As of December 31, 2003, temporary differences relating to undistributed profits of subsidiaries amounted to 6.0 (7.7). No provision for deferred taxes on these temporary differences has been recorded since LGP Allgon has decided that these profits will not be distributed within the foreseeable future or, if distributed, they would not be subject to taxation.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19.    Other provisions

Other provisions as of December 31, 2002 and 2003 were as follows:

	2002	2003
Product warranties	9.3	28.9
Restructuring	—	16.9
Legal and tax contingencies	—	95.3
Lease commitments	—	20.0
Other	7.8	10.4

Total	17.1	171.5

During the year ended December 31, 2003, LGP Allgon recorded a 45.2 restructuring provision, of which 28.3 has been utilized. LGP Allgon believes the remaining balance at December 31, 2003 will be utilized during 2004.

The Swedish Tax Authorities and the local County Administration Court have not approved some of LGP Allgon’s claimed tax deductions. LGP Allgon has appealed the decisions to a higher court. Such tax disputes relate to the former Allgon group which was acquired in March 2003. The full amount relevant to such tax disputes has been recorded as a provision in the consolidated balance sheet at December 31, 2003.

Note 20.    Liabilities to credit institutions

Liabilities to credit institutions as of December 31, 2002 and 2003 were as follows:

	2002	2003
Loans payable	89.5	70.1
Other bank loans	81.5	147.3

Total liabilities to credit institutions	171.0	217.4

Long-term portion	101.3	151.6
Short-term portion	69.7	65.8

Total liabilities to credit institutions	171.0	217.4

Unutilized credit facilities	150.0	240.0

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Below are the outstanding liabilities to credit institutions as of December 31, 2003:

	Nominal value	Due date	Interest rate December 31	Period of fixed interest	Interest fixed until
Loan from credit institution	80.0	January 7, 2005	4.42	1-12 months	January 13, 2004
Loan from credit institution	66.2	June 30, 2008	3.67	weekly	—
Loan from credit institution	5.4	January 22, 2007	5.27	8 years	January 22, 2007

Total long-term loans	151.6

Loan from credit institution1)	54.6	December 15, 2004	2.55	1-12 months	June 16, 2004
Loan from credit institution	3.9	June 30, 2004	3.67	weekly	—
Loan from credit institution	6.9	January 20, 2004	4.89	5 years	January 20, 2004
Loan from credit institution	0.4	January 22, 2004	5.27	8 years	January 22, 2004

Total short-term loans	65.8

1)	The loan of 54.6 is denominated in US dollars.

The Group’s debt agreements contain customary change of control clauses and contain certain restrictive financial covenants which require it to maintain certain financial ratios, impose limitations on sales and disposals of assets, liens and future indebtedness.

Note 21.    Accrued expenses

Accrued expenses as of December 31, 2002 and 2003 were as follows:

	2002	2003
Accrued vacation pay	18.3	44.5
Accrued social benefits	14.6	23.3
Accrued commissions	1.9	9.2
Accrued salaries and wages	8.4	7.9
Goods received but not yet invoiced	8.5	20.3
Other	15.6	14.7

Total	67.3	119.9

Note 22.    Pledged assets and contingent liabilities

Pledged assets as of December 31, 2002 and 2003 were as follows:

	2002	2003
For own liabilities:
Shares in subsidiaries	657.6	572.7
Real estate mortgages	109.1	253.0
Chattel mortgages	195.6	345.7

Total	962.3	1,171.4

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingent liabilities as of December 31, 2002 and 2003 were as follows:

	2002	2003
Bank guarantees	—	5.8
Other	0.1	0.3

Total	0.1	6.1

Note 23.    Leasing

Lease payments due during the next three years for operational and financial leases are as follows:

Years ending December 31:
2004	18.6 (2.1 of which is for financial leasing)
2005-2008	38.3 (0.4 of which is for financial leasing)
Thereafter	14.3 (none of which is for financial leasing)

Financial leasing contracts relate to machinery and equipment that are reported as fixed assets. Note 14 “Tangible fixed assets” includes the following amounts in machinery and equipment relating to financial leasing as of December 31, 2002 and 2003:

	2002	2003
Cost	67.1	54.9
Accumulated depreciation	(34.0)	(39.4)

Book value	33.1	15.5

Financial leasing payments for the year	16.0	13.0

Note 24.    Transactions with related parties

Compensation and terms of employment for members of senior management and individual directors are set forth in Note 8.

During the years ended December 31, 2001, 2002 and 2003, no LGP Allgon entity has granted loans, guarantees or security to or for the benefit of directors or senior executives.

In May 2003, LGP Allgon sold its subsidiaries, Bertmann and Håmex Hårdmetallverktyg AB (“Håmex”) to a member of the Board of Directors for cash consideration of 38.0 and recorded a 0.6 loss on the sale.

During the period from May 1, 2003 to December 31, 2003, LGP Allgon purchased inventories from Håmex of 0.5. At December 31, 2003, LGP Allgon had a liability to Håmex of 0.2. During the year ended December 31, 2003, LGP Allgon purchased services of 0.1 from Skanditek Industriförvaltning AB (“Skanditek”). Skanditek is a shareholder of LGP Allgon and the Chairman of the Board of Directors of LGP Allgon is one of the major shareholders of Skanditek. During the year ended December 31, 2003, LGP Allgon purchased services of 0.2 from a company owned by another member of the Board of Directors. LGP Allgon believes that all transactions with related parties have taken place on an arms-length basis.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 25.    Financial risks and instruments

Through its operations the Group is exposed to different types of financial risks. Foreign exchange or currency risk is the most significant risk to which LGP Allgon is exposed. Other risks to which the Group is exposed include interest, financing, liquidity and credit counterparty risks. The financial risks are managed in accordance with the financial policy adopted by the Board of Directors. This policy is subject to annual revision. Financial operations include risk management, liquidity management and borrowing and are handled centrally by the Group’s financial management function.

The Group’s financial policy sets Group-wide and over-arching rules and guidelines for how the financial operations in LGP Allgon are to be handled. The policy also provides guidelines for financial risk management. The basic principle is that the financial operations in the Group should be permeated by simplicity and good internal control.

Currency risks

Foreign exchange rate movements affect the Group’s earnings and equity in various ways. LGP Allgon has most of its production in Sweden, while approximately 85.5% of its sales during 2003 were to customers outside of Sweden. Manufacturing in the United States and China accounted for 12.8% of total manufacturing during 2003.

The Group’s international operations involve exposure to currency risk since commercial payment flows in foreign currency are affected when there are changes in the foreign exchange rates (transaction exposure). Currency exposure also arises as foreign exchange rates change when the income statements and balance sheets of foreign subsidiaries are translated into SEK (translation exposure).

Transaction exposure

Most of the Group’s invoicing is in the customers’ currency or other convertible currency. The majority of purchases of goods and services and other overhead is attributable to the Swedish business and is denominated in SEK. According to the finance policy, 100% of the coming six months expected payment flows to/from Sweden in foreign currency should be hedged by forward selling/buying of currency. Future net payment flows of less than the equivalent of 5.0 per month should not be hedged, which means that flows in US dollar (“USD”) and Euro (“EUR”) are typically hedged on an ongoing basis.

Currency exposure % of net sales	USD	EUR	Other	Total
Net sales	43%	22%	6%	71%
Operating expenses	9%	7%	5%	21%
Net exposure	34%	15%	1%	50%

Deferred gains/losses with respect to outstanding contracts for the purpose of hedging future payment flows, but which do not affect the year’s results, will assuming that the year-end exchange rates are unchanged, affect 2004 earnings by 0.1.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Below is the currency distribution of outstanding derivative instruments (forward contracts) at December 31, 2002 and 2003:

	2002	2003
EUR	18.5	258.7
USD	89.9	210.0

Total	108.4	468.7

The table above shows nominal amounts. All outstanding forward contracts mature during 2004.

Translation exposure

A currency exposure that affects the Group’s equity arises when the net assets of foreign subsidiaries are translated to SEK. Such translation exposure is normally not hedged. Only net exposure exceeding 100 in each respective currency is hedged. This limit was not reached during 2003.

Net assets in foreign subsidiaries at December 31, 2003 amounted to 128.3 and translation thereof affected consolidated equity by 21.6 for the year ended December 31, 2003.

Effect of hedging on earnings

Currency hedging affected the operating loss and net financial items positively by 27.3 and 3.0, respectively, for the year ended December 31, 2003. Income after financial items would have been 30.3 lower for the year ended December 31, 2003 if the Group had not had any currency hedging.

The effect of hedging on earnings can be summarized as follows for the year ended December 31, 2003:

Exchange rate gain, matured contracts relating to operations	27.9
Exchange rate loss, outstanding contracts relating to operations	(1.1)
Interest income	3.5

Total	30.3

Interest risk

Interest risk is defined as the risk that changes in market interest rates will affect negatively the Group’s net interest income/expense. The speed at which an interest rate change impacts net interest income/expense depends on the length of time during which the interest rate is fixed. In an effort to limit the Group’s interest risk, its finance policy stipulates that the interest rate on at least 40% of the Group’s external borrowing should be fixed for less than one year. The average period for which interest rates were fixed as of December 31, 2003 was 2.6 months.

A change of the average interest rate by one percentage point would impact earnings by ± 2.2 per year.

The Group’s liquid funds, which normally consist of balances in bank accounts, yield a return which is affected by the overall level of interest rates. The interest rate on liquid funds on deposit in an escrow account of 34.4 at December 31, 2003 is adjustable periodically.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Liquidity and financing risk

Financing risk is the risk that the cost will be higher and financing opportunities more limited when loans are to be rolled over and that payment obligations cannot be fulfilled due to insufficient liquidity, or because of difficulties in obtaining financing. The Group, in accordance with the financial policy, has a liquidity reserve of at least 6% of consolidated sales. The liquidity reserve consists of liquid funds, unutilized committed credit facilities and other binding but unutilized credit facilities. The liquidity reserve at December 31, 2003, amounted to 315.9, equivalent to 15.0% of net sales for the year ended December 31, 2003.

Surplus liquidity should in the first instance be applied to reducing borrowing. Temporary surplus liquidity should be invested to yield the best possible return. Funds may only be invested in interest-bearing accounts and interest-bearing securities where the counterparty is one of the Group’s approved counterparties, or the Kingdom of Sweden. Such investments may not be fixed for a period exceeding six months.

During the past eight quarters the Group has generated positive cash flows after capital expenditures, and has thus gradually reduced its borrowings. The equity ratio stood at 59.8% at December 31, 2003 (69.5%). Bank demands for security and covenants has become less onerous as the balance sheet has become stronger. Overall, the Group’s financing risk has diminished.

Credit and counterparty risk

The Group’s financial transactions give rise to credit risks on financial counterparties. Credit risk and counterparty risk is defined as the risk of losses if the counterparty fails to honor its obligations. According to the Group’s financial policy, initiation and termination of banking relationships must be decided by the Board of Directors. In Sweden, counterparties are limited to major banks or other counterparties under the surveillance of the Swedish Financial Supervisory Authority. In countries where Swedish banks are not represented, the foreign subsidiary should use a local, reputable bank. As of December 31, 2003, the total counterparty exposure in derivative instruments (forward contracts) amounted to 468.7.

In commercial transactions the payment terms offered to customers should be the standard ones for the markets where the customers are active. The usual credit checks should be performed by those responsible for customers and the finance function of each respective subsidiary. Strict standards should be applied in evaluating the credit worthiness of customers. In the case of large amounts, approval should be obtained from the Parent Company.

LGP Allgon’s customers consist mainly of a number of large systems manufacturers in the telecom industry, and a number of operators of mobile networks. This means that sales are mainly concentrated to a number of major customers, which is reflected in the accounts receivable ledger. The ten largest customers accounted for a total of 51% of consolidated sales for the year ended December 31, 2003. During the years ended December 31, 2002 and 2003, total sales to Nokia were 30% and 17%, respectively, of the Group’s consolidated net sales. No other customer accounted for 10% or more of consolidated sales during either year.

Fair value

The fair value of the Group’s outstanding forward currency contracts amounted to 468.7 as of December 31, 2003. If the financial statements were adjusted to fair value, earnings would affected by 1.4. Fair value is calculated based on generally accepted valuation methods, and valuations are based on official market rates prevailing at year-end.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 26.    Subsidiaries sold

During the year ended December 31, 2003, LGP Allgon sold its Bertmann and Håmex subsidiaries to a member of the Board of Directors for cash of 38.0 and recorded a 0.6 loss on the sale. The net assets of those two companies at the date of disposal were as follows:

Tangible fixed assets	24.7
Financial assets	2.0
Inventory	20.9
Accounts receivable	16.4
Cash and bank balances	2.2
Provisions	(11.1)
Long-term liabilities	(6.0)
Current liabilities	(10.5)

Net assets sold	38.6
Loss on disposal	(0.6)

Total cash consideration	38.0

Net cash inflow arising from disposal:
Cash consideration	38.0
Cash and bank balances disposed of	(2.2)

Total cash inflow	35.8

Bertmann and Håmex, both were part of the contract manufacturing business segment. The impact on net sales and the results of operations was not significant.

Note 27.    Proposed business combination with Powerwave Technologies, Inc.

On December 1, 2003, LGP Allgon and Powerwave Technologies, Inc., a company based in Santa Ana, California and incorporated in the State of Delaware (“Powerwave”), announced that they had agreed to combine their businesses in a strategic transaction. Under the terms of the proposed transaction, Powerwave will commence a tender offer to acquire all of the outstanding shares of LGP Allgon, in exchange for newly issued shares of Powerwave common stock. Each LGP Allgon share tendered into the exchange offer will be converted into 1.1 shares of Powerwave common stock. Based on Powerwave’s closing price on the Nasdaq National Market on November 28, 2003 (the last trading day before the announcement of the transaction), the transaction values LGP Allgon shares at SEK 61.87 per share ($8.1950 at the exchange rate of SEK 7.55 to $1.00 as of November 28, 2003). In addition, LGP Allgon shareholders will be offered the opportunity, under a cash alternative, to elect for all or a specified number of their LGP Allgon shares to be acquired by Powerwave for a fixed price of SEK 61.87 in cash per LGP Allgon share. The cash alternative is subject to an aggregate maximum of $125 million. Completion of the transaction is subject to Powerwave acquiring more than 90% of LGP Allgon’s shares in the exchange offer and through the exercise of options granted to Powerwave by certain shareholders of LGP Allgon, representing approximately 19% of the outstanding LGP Allgon shares. Depending on the form of consideration elected and the number of LGP Allgon shares tendered into the exchange offer, LGP Allgon shareholders will own between 37% and 46% of Powerwave’s outstanding shares of common stock upon completion of the transaction. Completion of the transaction is also subject to approval by Powerwave’s shareholders of the share issuance in the exchange offer under Nasdaq rules and a proposed amendment to

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Powerwave’s certificate of incorporation to increase its authorized shares of common stock, as well as regulatory approvals and satisfaction of other customary closing conditions. The parties anticipate that the transaction will be completed in the second quarter of 2004.

Note 28.    Accounting principles generally accepted in the United States of America

LGP Allgon’s consolidated financial statements for the years ended December 31, 2001, 2002 and 2003 have been prepared in accordance with accounting principles generally accepted in Sweden (“Swedish GAAP”). Swedish GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A reconciliation of differences as they relate to LGP Allgon between Swedish GAAP and US GAAP relating to net profit (loss) for years ended December 31, 2001, 2002 and 2003 and shareholders’ equity for the years ended December 31, 2002 and 2003 is as follows:

	Years Ended December 31,
	2001	2002	2003
Reported net profit (loss) in accordance with Swedish GAAP	(36.3)	4.4	(117.9)
US GAAP adjustments:
Development costs (a)	—	(7.2)	2.5
Pension refund receivable (b)	4.3	0.3	1.2
Derivative instruments and hedging activities (c)	(0.7)	0.3	1.4
Capitalized interest costs (d)	(0.1)	(0.1)	(0.1)
Goodwill and purchased intangible assets (e):
Acquisition of MG Instrument and Bertmann	(61.2)	—	(15.0)
Acquisition of LGP Telecom	(26.3)	(13.1)	(13.0)
Acquisition of Allgon	—	—	(66.9)
Deferred taxes (f)	(1.0)	1.9	(0.1)

Total US GAAP adjustments	(85.0)	(17.9)	(90.0)

Net loss in accordance with US GAAP	(121.3)	(13.5)	(207.9)

Basic and diluted net loss per share (SEK)	(4.36)	(0.45)	(4.55)
Basic and diluted weighted-average shares outstanding (in thousands)	27,791	30,250	45,668

	Years Ended December 31,
	2002	2003
Reported shareholders’ equity in accordance with Swedish GAAP	1,047.1	1,322.6
US GAAP adjustments:
Development costs (a)	(7.2)	(4.7)
Pension refund receivable (b)	—	1.2
Derivative instruments and hedging activities (c)	(0.4)	1.0
Capitalized interest costs (d)	1.5	1.4
Goodwill and purchased intangible assets (e):
Acquisition of MG Instrument and Bertmann	56.1	41.1
Acquisition of LGP Telecom	(34.7)	(47.6)
Acquisition of Allgon	—	138.4
Deferred taxes (f)	1.7	0.3

Total US GAAP adjustments	17.0	131.1

Shareholders’ equity in accordance with US GAAP	1,064.1	1,453.7

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in shareholders’ equity under Swedish GAAP and US GAAP for the years ended December 31, 2002 and 2003 are as follows:

	Swedish GAAP	US GAAP Adjustments	US GAAP
Balance, December 31, 2001	1,049.6	34.9	1,084.5
Currency translation adjustments	(6.9)	—	(6.9)
Net income (loss)	4.4	(17.9)	(13.5)

Balance, December 31, 2002	1,047.1	17.0	1,064.1

Currency translation adjustments	(21.6)	—	(21.6)
Shares issued to acquire Allgon	415.0	204.1	619.1
Net loss	(117.9)	(90.0)	(207.9)

Balance, December 31, 2003	1,322.6	131.1	1,453.7

(a)    Development costs

In 2002, LGP Allgon adopted a new Swedish accounting standard RR 15, Intangible Assets. In accordance with the new standard, expenditures for the development of new and existing products should be capitalized if such expenditures with a high degree of certainty will result in future financial benefits for the Group. Any such development costs should be amortized over the useful lives of the assets. Under US GAAP, all expenditures for the development of new and existing products should be expensed as incurred.

(b)    Pension refund receivable

Swedish companies participate in a collectively bargained pension plan for all Swedish white-collar employees (a multiemployer pension plan). Required contributions to the plan are charged to earnings as they become due and payable for both Swedish GAAP and US GAAP. In 1998, the plan administrator, a Swedish insurance company named SPP (now named Alecta), announced a significant surplus in the plan and that the surplus would be refunded to plan participants. In 2000, refund terms were announced, which included an initial cash payment based on a formula with the remainder refunded either in cash, applied as a reduction against future premiums or made available to be sold to another company. Until the surplus is refunded to the participating companies, it remains the legal property of the pension plan. In 2000, under Swedish GAAP, the remaining refundable amount not initially received in cash was recorded as income and a receivable at its net present value. For US GAAP, such remaining refundable amount is recognized when realized in the form of either cash received, in the form of a reduction in current required pension contributions, or when sold to another company.

Under Swedish GAAP, the remaining refundable amount was recognized as an asset as part of the net assets of Allgon AB which were acquired effective March 31, 2003. Such accounting treatment differs from the accounting treatment under US GAAP, where any refunds under a defined contribution plan are recognized as income in the period which the refund can actually be utilized. Thus, under US GAAP, no asset for this refund was recognized in connection with the acquisition of Allgon.

(c)    Derivative instruments and hedging activities

LGP Allgon applies hedge accounting in accordance with Swedish GAAP. Pursuant to Swedish GAAP, all foreign exchange forward contracts that are entered into in order to reduce foreign exchange exposure related to forecasted commercial cash flows qualify for hedge accounting treatment. For US GAAP

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purposes, LGP Allgon adopted Statement of Financial Accounting Standards (“SFAS”) No. 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), effective January 1, 2001. Under SFAS 133, LGP Allgon’s foreign exchange forward contracts qualify for hedge accounting treatment only if it meets certain rigorous documentation criteria. LGP Allgon has elected not to apply such hedge accounting and therefore all outstanding derivatives are recognized at fair value in the US GAAP balance sheets and all changes in fair value are recognized in earnings. There was no cumulative effect of adopting SFAS 133 on January 1, 2001.

(d)    Capitalized interest costs

In accordance with Swedish GAAP, LGP Allgon has not capitalized interest expense incurred in connection with the financing of the construction of tangible fixed assets. Under US GAAP, interest costs should be capitalized during the construction period as part of the cost of the qualifying asset. The capitalized interest should be amortized over the estimated useful life of the asset as part of the depreciation charge.

(e)    Goodwill and purchased intangible assets

New Accounting Pronouncement for 2002

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level and is comprised of two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeds fair value, a second step is performed, which compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any. The adoption of this statement for US GAAP purposes on January 1, 2002, did not result in an impairment of goodwill and resulted in LGP Allgon discontinuing the amortization of goodwill for US GAAP purposes. Annual impairment tests for US GAAP purposes are performed as of December 31. The impairment tests performed as of December 31, 2002 and 2003 did not result in any impairment of goodwill for either of LGP Allgon’s two reporting units. Excluding the amortization of goodwill, LGP Allgon’s net loss for the year ended December 31, 2001 in accordance with US GAAP would have been 49.9.

Acquisition of MG Instrument and Bertmann

In 1997, the Group merged with MG Instrument and Bertmann. Under Swedish GAAP, the merger was accounted for as a pooling of interests. Under US GAAP, the merger was accounted for as an acquisition using the purchase accounting method. Under purchase accounting, the purchase price is determined based on the fair value of the underlying shares for a reasonable period before and after the terms of the transaction are agreed to and publicly announced. The difference between the purchase price and the fair value of the assets acquired and the liabilities assumed was recorded as goodwill and was being amortized using a five-year useful life through December 31, 2001. Upon the adoption of SFAS 142 on January 1, 2002, the remaining goodwill is no longer amortized and is required to be tested annually for impairment. The Bertmann subsidiary was subsequently sold in 2003. The loss on the sale of Bertmann was higher for US GAAP than for Swedish GAAP because the net assets of Bertmann for US GAAP were greater than the net assets for Swedish GAAP.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The US GAAP adjustments recorded to goodwill and purchased intangible assets on net loss and shareholders’ equity were as follows:

The impact on net loss was as follows:

	Years Ended December 31,
	2001	2002	2003
Goodwill amortization—US GAAP	(61.2)	—	—
Purchase price basis differences	—	—	(15.0)

Total	(61.2)	—	(15.0)

The impact on shareholders’ equity was as follows:

	December 31,
	2002	2003
Goodwill, net—US GAAP	56.1	41.1

Total	56.1	41.1

Acquisition of LGP Telecom

In January 2000, the Group acquired LGP Telecom in an acquisition accounted for using the purchase method. In accordance with Swedish GAAP, acquired in-process research and development is not separately identified but rather is included within goodwill. Under US GAAP, a portion of the purchase price would be allocated to certain intangibles, including in-process research and development, acquired as part of the acquisition.

Under US GAAP, the excess of the purchase over the net assets acquired exceeded such amount determined for Swedish GAAP primarily due to a difference in the way the consideration is determined. In accordance with existing Swedish GAAP at the time of the acquisition, when a company makes an acquisition by issuing its own shares, the consideration is determined based on the average market price of the shares during the ten days immediately prior to the announcement date. In accordance with US GAAP, such consideration is determined based on the fair value of the underlying shares for a reasonable period before and after the terms of the transaction are agreed to and publicly announced. This difference resulted in consideration for US GAAP exceeding consideration for Swedish GAAP by 83.5.

The adjustments for US GAAP reflect (1) the difference in the way consideration is determined; (2) the allocation of a portion of the purchase price to acquired in-process research and development as well as other identifiable intangible assets; (3) the immediate write-off of acquired in-process research and development; (4) the amortization of the other identifiable intangible assets with useful lives ranging from five to ten years; and (5) the discontinuation of goodwill amortization for US GAAP purposes subsequent to 2001.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The US GAAP adjustments recorded to goodwill and purchased intangible assets on net loss and shareholders’ equity were as follows:

The impact on net loss was as follows:

	Years Ended December 31,
	2001	2002	2003
Goodwill amortization—Swedish GAAP	19.7	19.7	19.8
Goodwill amortization—US GAAP	(10.2)	—	—
Identifiable intangible amortization—US GAAP	(35.8)	(32.8)	(32.8)

Total	(26.3)	(13.1)	(13.0)

The impact on shareholders’ equity was as follows:

	December 31,
	2002	2003
Goodwill, net—Swedish GAAP	(335.3)	(315.5)
Goodwill, net—US GAAP	189.5	189.5
Identifiable intangibles, net—US GAAP	111.1	78.4

Total	(34.7)	(47.6)

Acquisition of Allgon

Effective March 31, 2003, the Group acquired Allgon in an acquisition accounted for using the purchase method. In accordance with Swedish GAAP, acquired in-process research and development is not separately identified but rather is included within goodwill. Under US GAAP, a portion of the purchase price would be allocated to certain intangibles, including in-process research and development, acquired as part of the acquisition.

Under US GAAP, the excess of the purchase over the net assets acquired exceeded such amount determined for Swedish GAAP primarily due to a difference in the way the consideration is determined. In accordance with RR1:00 of Swedish GAAP, which LGP Allgon adopted in 2002, when a company makes an acquisition by issuing its own shares, the consideration is determined based on the fair value of the issued shares at the time the transaction is consummated. In accordance with US GAAP, such consideration is determined based on the fair value of the underlying shares for a reasonable period before and after the terms of the transaction are agreed to and publicly announced. This difference resulted in consideration for US GAAP exceeding consideration for Swedish GAAP by 204.1.

The adjustments for US GAAP reflect (1) the difference in the way consideration is determined; (2) the allocation of a portion of the purchase price to acquired in-process research and development as well as other identifiable intangible assets; (3) the immediate write-off of acquired in-process research and development; (4) the amortization of the other identifiable intangible assets with useful lives ranging from five to ten years; and (5) the discontinuation of goodwill amortization for US GAAP purposes subsequent to 2001.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The US GAAP adjustments recorded to goodwill and purchased intangible assets on net loss and shareholders’ equity were as follows:

The impact on net loss was as follows:

	Years Ended December 31,
	2001	2002	2003
Goodwill amortization—Swedish GAAP	—	—	3.2
Identifiable intangible amortization—US GAAP	—	—	(26.4)
IPR&D write-off—US GAAP	—	—	(39.2)
Purchase price basis differences	—	—	(4.5)

Total	—	—	(66.9)

The impact on shareholders’ equity was as follows:

	December 31,
	2002	2003
Goodwill, net—Swedish GAAP	—	(22.0)
Goodwill, net—US GAAP	—	2.8
Identifiable intangibles, net—US GAAP	—	157.6

Total	—	138.4

(f)    Deferred taxes

The difference between Swedish GAAP and US GAAP with regards to deferred taxes relates to the adjustments identified above, with the exception of the adjustments to goodwill and purchased intangible assets which are not tax deductible.

Supplemental US GAAP disclosures:

Comprehensive Income (Loss)

Comprehensive income (loss) under US GAAP is as follows:

	Years Ended December 31,
	2001	2002	2003
Net loss in accordance with US GAAP	(121.3)	(13.5)	(207.9)
Other comprehensive income (loss), net of tax—currency translation differences	6.2	(6.9)	(21.6)

Comprehensive loss in accordance with US GAAP	(115.1)	(20.4)	(229.5)

Stock-based Compensation

For US GAAP purposes, LGP Allgon accounts for stock-based compensation awards using the intrinsic value method prescribed under APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, compensation cost for US GAAP purposes is only recorded to the extent that the quoted market price at the grant date exceeds the amount the employee must pay to acquire the stock. For

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Swedish GAAP purposes, LGP Allgon applies a similar accounting principle. Consequently, there is no difference between Swedish GAAP and US GAAP with respect to the accounting for stock-based compensation. No compensation expense has been reflected in the consolidated statements of operations because the exercise price of the options granted in the 2000 and 2001 option programs exceeded the quoted market value of the underlying stock at the grant dates.

Allowance for Bad Debts

The change in allowance for bad debts for the years ended December 31, 2001, 2002 and 2003 was as follows:

	Balance At Beginning Of Period	Charged To Costs And Expenses	Charged To Other Accounts (1)	Write-Offs Of Bad Debts	Balance At End Of Period
2001	0.5	1.0	—	(0.3)	1.2
2002	1.2	2.7	—	(0.1)	3.8
2003	3.8	4.1	8.1	(0.5)	15.5
(1)	Amounts acquired in purchase business combinations.

New US Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS 146 effective January 1, 2003 and such adoption did not have a material impact on the consolidated financial statements. All restructuring charges recognized during the year ended December 31, 2003 have been recorded in accordance with the requirements of SFAS 146.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others (“FIN 45”). FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 during the year ended December 31, 2003 did not have a material effect on LGP Allgon’s consolidated financial statements.

In November 2002, the EITF reached a consensus on Issue 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), providing further guidance on how to account for multiple element contracts. EITF 00-21 is effective for all arrangements entered into on or after January 1, 2004. LGP Allgon believes that this new guidance will not have a material impact on its consolidated financial statements for the year ending December 31, 2004.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. LGP Allgon adopted the provisions of FIN 46 effective February 1, 2003 and such adoption did not have a material impact on its consolidated financial statements since it currently has no variable interest entities. With respect to variable interest entities created before January 31, 2003, in December 2003 the FASB issued FIN 46(R) which, among other things, revised the implementation date to first fiscal years or interim periods ending after March 15, 2004, with the exception of Special Purpose Entities (“SPE”). The consolidation requirements apply to all SPE’s in the first fiscal year or interim period ending after December 15, 2003. LGP Allgon adopted the provisions of FIN 46(R) effective January 1, 2004 and such adoption did not have a material impact on its consolidated financial statements since it currently has no SPE’s.

In April 2003, FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003. LGP Allgon adopted the provisions of SFAS 149 effective in 2003 and such adoption did not have a material impact on its consolidated financial statements.

In May 2003, FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity and requires an issuer to classify the following instruments as liabilities in its balance sheet:

•	a financial instrument issued in the form of shares that is mandatorily redeemable and embodies an unconditional obligation that requires the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur;

•	a financial instrument, other than an outstanding share, that embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and requires the issuer to settle the obligation by transferring assets; and

•	a financial instrument that embodies an unconditional obligation that the issuer must settle by issuing a variable number of its equity shares if the monetary value of the obligation is based solely or predominantly on (1) a fixed monetary amount, (2) variations in something other than the fair value of the issuer’s equity shares, or (3) variations inversely related to changes in the fair value of the issuer’s equity shares.

In November 2003, FASB issued FASB Staff Position No. 150-3 (“FSS 150-3”) which deferred the effective dates for applying certain provisions of SFAS 150 related to mandatorily redeemable financial instruments of certain non-public entities and certain mandatorily redeemable non-controlling interests for public and non-public companies. For public entities, SFAS 150 is effective for mandatorily redeemable financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. For mandatorily redeemable non-controlling interests that

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

would not have to be classified as liabilities by a subsidiary under the exception in paragraph 9 of SFAS 150, but would be classified as liabilities by the parent, the classification and measurement provisions of SFAS 150 are deferred indefinitely. For other mandatorily redeemable non-controlling interests that were issued before November 4, 2003, the measurement provisions of SFAS 150 are deferred indefinitely. For those instruments, the measurement guidance for redeemable shares and non-controlling interests in other literature shall apply during the deferral period.

LGP Allgon adopted the provisions of SFAS 150 in 2003 and such adoption did not have a material impact on its consolidated financial statements.